ARTICLES SUPPLEMENTARY


           THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST: The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by one hundred and fifty million (150,000,000) shares of Common Stock, $.333 par value per share, with an aggregate par value of forty-nine million nine hundred and fifty thousand dollars ($49,950,000), all of said one hundred and fifty million (150,000,000) shares shall be classified as Service shares of Common Stock of the Corporation.

           SECOND: The Service shares of Common Stock of the Corporation have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally, and the assets attributable to the Service shares of the Corporation shall be invested in the same investment portfolio as the assets attributable to the Initial shares of the Corporation, together with the assets attributable to any other class of shares of the Corporation hereafter established.

           THIRD: Immediately before the increase in the aggregate number of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue one hundred and fifty million (150,000,000) shares of stock, all of which were classified as Initial shares of Common Stock of the Corporation, having a par value of $.333 each, and an aggregate par value of forty-nine million nine hundred and fifty thousand dollars ($49,950,000).

           FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is three hundred million (300,000,000) shares, of which one hundred and fifty million (150,000,000) shares are classified as Initial shares of Common Stock of the Corporation and one hundred and fifty million (150,000,000) shares are classified as Service shares of Common Stock of the Corporation, all having a par value of $.333 each, and an aggregate par value of ninety-nine million nine hundred thousand dollars ($99,900,000).

           FIFTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

           SIXTH: The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's Charter.

           IN WITNESS WHEREOF, The Dreyfus Socially Responsible Growth Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.


                                    THE DREYFUS SOCIALLY
                                    RESPONSIBLE GROWTH FUND, INC.


                                    By: ________________________
                                       Mark N. Jacobs, Vice
President

WITNESS:


--------------------------------
Steven F. Newman, Secretary